Exhibit 23.2

July 13, 2009

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

We are aware that Barnes & Noble, Inc. has incorporated by reference in this Registration Statement our report dated June 9, 2009, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended May 2, 2009. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO Seidman, LLP

New York, New York